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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Statement of Additional Information constituting part of this Pre-Effective Amendment No. 1 to the Registration Statement of the Commonwealth Annuity Separate Account A of Commonwealth Annuity and Life Insurance Company on Form N-4 of our report dated April 23, 2007, relating to the financial statements of Commonwealth Annuity and Life Insurance Company, of which appears in such Statement of Additional Information. We also consent to the reference to us under the heading "Experts" in such Statement of Additional Information.


/s/ PricewaterhouseCoopers LLP

Hartford, Connecticut
July 16, 2007